CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated February 10, 2022 relating to the consolidated balance sheet of Luxus Argyle LLC as of December 31, 2021, and the related consolidated statements of operations, changes in members’ equity/(deficit), and cash flows for the period from November 10, 2021 (inception) to December 31, 2021, and the related notes to the consolidated financial statements.

/s/ Artesian CPA, LLC

Denver, CO

August 25, 2022